PRESS RELEASE

Available for Immediate Publication: May 13, 2005
Contacts:	Thomas T. Hawker, President / Chief Executive Officer (209) 725-2276
R. Dale McKinney, EVP / Chief Financial Officer (209) 725-7435
Web Site www.ccow.com

Capital Corp of the West Announces New Board Chairman

Merced, California, May 13, 2005 - Capital Corp of the West (NASDAQ:NMS: CCOW), the holding company for County Bank, Central California’s Community Bank, announced today the election of Mr. Jerry Callister as its new Chairman of the Board. Mr. Callister is one of the founding directors of County Bank and began service in 1977. This is the third time Mr. Callister has served as Chairman.

Mr. Callister is an attorney and partner at Callister & Hendricks, based in Merced. He currently serves as the Chairman for County Bank’s Long Term Strategic Planning Committee. Jerry was a founding Director of and Secretary of Merced College Foundation, former Chairman of Wawona District Boy Scouts of America, former President of Merced Rotary, and former President of the Merced County Bar Association. Mr. Callister will be replacing Chairman Tom Van Groningen who will continue to serve as a Director.

Tom Hawker President and CEO of Capital Corp of the West and County Bank, commented, “With his long history of association with the bank, Jerry brings a wealth of knowledge and proven service to this position. He is a strong leader in the Merced community, is admired for his integrity and vision, and will provide excellent continuity in leading Capital Corp of the West and County Bank into the future.”

Capital Corp of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, which has more than 28 years of service as “Central California’s Community Bank.” Currently, County Bank has twenty branch offices serving the counties of Fresno, Madera, Mariposa, Merced, Stanislaus, San Joaquin, San Francisco and Tuolumne. As of the latest FDIC data, County Bank has a 6.5% market share in the six Central California Counties in which it has significant retail branches. This ranks County Bank fifth out of thirty-nine financial institutions in this market area. For further information about the Company’s financial performance, contact Tom Hawker, President and CEO at (209) 725-2276 or R. Dale McKinney, Chief Financial Officer at (209) 725-7435.